Exhibit (c)(ii)


                      CENTURY PROPERTIES FUND XV

                               NOTE 2 TO

                   CONSOLIDATED FINANCIAL STATEMENTS

                      FORM 10-Q - MARCH 31, 1995


2.  Transactions with Related Parties

  (a) An affiliate of NPI, Inc. received reimbursement of administrative expenses amounting to $36,000 during each of the three month periods ended March 31, 1995 and 1994, respectively. These reimbursements are included in general and administrative expenses.

  (b) An affiliate of NPI, Inc., is entitled to receive 5% of the annual gross receipts from certain properties it manages. For the three months ended March 31, 1995 and 1994, affiliates of NPI, Inc. received $98,000 and $30,000, respectively. These fees are included in operating expenses.